Exhibit 99.1
Clear Channel Announces the Termination of its Tender Offer and Consent Solicitation for Clear
Channel Senior Notes and Extension to the Offer Expiration Date and Consent Payment Deadline
in the Tender Offer and Consent Solicitation for AMFM Senior Notes
San Antonio, TX, July 1, 2008. Clear Channel Communications, Inc. (“Clear Channel”) announced today that it has terminated its previously announced tender offer and consent solicitation for its outstanding 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “CCU Notes”). None of the CCU Notes were purchased in the offer and all CCU Notes previously tendered and not withdrawn will be promptly returned to their respective holders.
In connection with AMFM Operating Inc.’s (“AMFM”) previously announced tender offer for its outstanding 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “AMFM Notes”), Clear Channel announced today that AMFM has extended the date on which the AMFM tender offer is scheduled to expire (the “Offer Expiration Date”) from 8:00 a.m. New York City time on July 3, 2008 to 8:00 a.m. New York City time on July 30, 2008 and the consent payment deadline for the AMFM Notes (the “Consent Payment Deadline”) from 8:00 a.m. New York City time on July 3, 2008 to 8:00 a.m. New York City time on July 30, 2008. The Offer Expiration Date and the Consent Payment Deadline are subject to extension by AMFM in its sole discretion, including in connection with the terms of the settlement agreement and the amendment to the merger agreement described below.
The completion of the tender offer and consent solicitation for the AMFM Notes is conditioned upon the satisfaction or waiver of all of the conditions precedent to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Clear Channel, CC Media Holdings, Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and BT Triple Crown Merger Co., Inc., dated November 16, 2006, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007 and Amendment No. 3 dated May 13, 2008 and the closing of the merger contemplated by the Merger Agreement (the “Merger”). The closing of the Merger has not occurred. On March 26, 2008, Clear Channel, joined by CC Media Holdings, Inc., filed a lawsuit in the Texas State Court in Bexar County, Texas, against Citigroup, Deutsche Bank, Morgan Stanley, Credit Suisse, The Royal Bank of Scotland, and Wachovia, the banks who had committed to provide the debt financing for the Merger. On May 13, 2008, Clear Channel announced that Clear Channel, entities sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., and a bank syndicate had entered into a settlement agreement in connection with the lawsuits previously filed in the Texas and in New York. Pursuant to the terms of the settlement agreement, the parties entered into a third amendment to the previously-announced merger agreement.
Clear Channel has announced that it will hold a special meeting of its shareholders on July 24, 2008, at which the proposed Merger will be considered. While the parties expect that the closing will occur on July 30, 2008, the parties to the settlement agreement have agreed to extend the outside date for completion of the Merger to December 31, 2008. AMFM intends to complete the tender offer and consent solicitation for the AMFM Notes upon consummation of the Merger.
Clear Channel previously announced on January 2, 2008 that AMFM had received, pursuant to its previously announced tender offer and consent solicitation for the AMFM Notes, the requisite consents to adopt the proposed amendments to the AMFM Notes and the indenture governing the AMFM Notes. As of today’s date, approximately 99 percent of the AMFM Notes have been validly tendered and not withdrawn. The AMFM tender offer and consent solicitation is being made pursuant to the terms and conditions set forth in the AMFM Offer to Purchase and Consent Solicitation Statement for the AMFM Notes dated December 17, 2007 (the “AMFM Offer to Purchase”), and the related AMFM Letter of Transmittal and Consent. Further details about the terms and conditions of the tender offer and consent solicitation are set forth in the AMFM Offer to Purchase and the related documents.
Clear Channel has retained Citi to act as the lead dealer manager for the tender offer and lead solicitation agent for the consent solicitation and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated to act as co-dealer managers for the tender offer and co-solicitation agents for the consent solicitation. Global Bondholder Services Corporation is the Information Agent for the tender offer and the consent solicitation. Questions regarding the tender offer should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).
This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation is being made solely pursuant to the AMFM Offer to Purchase and related documents. The tender offer and consent solicitation is not being made to holders of AMFM Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offer and consent solicitation to be made by a licensed broker or dealer, the tender offer and consent solicitation will be deemed to be made on behalf of Clear Channel by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted by or against Clear Channel and others relating to the merger agreement; (3) the inability to complete the Merger due to the failure to satisfy conditions to consummation of the Merger; (4) the failure to obtain the necessary debt financing arrangements contemplated in connection with the Merger; (5) the failure of the Merger to close for any other reason; (6) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (7) the effect of the Merger on our customer relationships, operating results and business generally; (8) the ability to recognize the benefits of the Merger; (9) the amount of the costs, fees, expenses and charges related to the Merger; and (10) the impact of the substantial indebtedness incurred to finance the consummation of the Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828